EXHIBIT 10.13

EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the” Agreement”), dated as of October 1, 1992, is between BEI Electronics, Inc. (“BEI” or the “Company”), and Asad M. Madni, (“Employee”).

RECITALS

     WHEREAS, Employee is currently employed by the Company; and

     WHEREAS, Employee and the Company desire that Employee continue in the employ of the Company.

     NOW, THEREFORE, the parties agree as follows:

1. Period of Employment: Notice Period,

     The Company hereby employs Employee to render services to the Company in the position, on the terms, and with the duties and responsibilities described in Section 2 hereof (the “Period of Employment”), commencing on the date of this Agreement, and, if applicable, commencing anew for a one (1) year period on the date of any Change of Control of the Company pursuant to Section 7. The initial Period of Employment shall be for a period of one year; provided, however, that this Agreement shall automatically be renewed for an additional one year period on each anniversary date of this Agreement unless: the Company provides Employee with notice of nonrenewable on or prior to such anniversary date, or unless the Agreement is earlier terminated pursuant to Section 4 or Section 7 hereof.

2. Position. Duties. Responsibilities: Other Covenants.

     (a)  Employee agrees to continue employment with the Company in the position set forth in Exhibit A, or in such other position(s) as the Board of Directors of the Company (the “Board”) shall at any time designate, including a position with a subsidiary or other affiliate of the Company. Employee shall devote his best efforts and his full time and attention to the performance of such services as may be reasonably requested by the Board. The Company shall retain full direction and control of the means and methods by which the Employee performs the above services and of the places at which such services are to be rendered; provided, however, that Employee shall not be required to relocate outside of the Los Angeles Area, unless both parties mutually agree to the relocation. In the event of relocation, the Company shall reimburse Employee (upon presentation of appropriate receipts) for reasonable expenses incurred in such relocation, based on procedures typical in the industry with respect to reimbursement for relocation.

     (b)  Except with the prior written consent of the Board, during the Period of Employment, Employee shall not (i) accept any other employment, or (ii) engage in any other business activity (whether or not pursued for pecuniary advantage) that is or may be competitive with the Company or will interfere with Employee’s performance of his duties to the Company.

3. Salary. Benefits. Etc.

     (a)  Salary. In consideration of the services to be rendered hereunder, Employee shall be paid an annual salary as set forth in Exhibit A hereto, as may be amended from time to time. Employee’s salary shall be reviewed and may be adjusted periodically in accordance with the Company’s regular administrative practice for adjusting salaries of senior managers.

     So long as Employee is adequately performing his duties, his salary shall not be reduced, nor shall his salary increase less rapidly than is commensurate with his contributions, as deter- mined by the Board or the Compensation Committee of the Board (the “Compensation Committee”) in its sole discretion, unless in response to economic conditions at the Company, there is a reduction in executive salaries generally at BEI.

     (b)  Executive Incentive Plan. Employee shall be entitled to participate in the Company’s Management Incentive Bonus Plan, as amended from time to time (the “Bonus Plan”) to the extent that employee achieves specific objectives as described on Exhibit B.

     (c)  Restricted Stock Plan. Employee shall be entitled to participate in the Company’s 1992 Restricted Stock Plan, as amended from time to time (the “Plan”) to the extent that Employee and the Company achieve the specific objectives set forth each year by the Compensation Committee as set forth in the Plan document which is attached as Exhibit C.

     (d)  Benefits.

(i) To the extent Employee is eligible therefore, the Company shall provide Employee with the right to life, accident, disability, medical, dental, and retirement plans offered by the Company, and all other similar benefits made available generally to senior managers of the Company, as then in effect. The amount and extent of benefits to which Employee is entitled shall be governed by each specific benefit plan, as it may be amended from time to time.

(ii) The Company shall provide an executive supplement that provides for the reimbursement (upon presentation of appropriate receipts) of deductibles and other similar costs not otherwise covered under the usual terms of the Company’s health and dental plans in an amount not to exceed $3,000 per year.

(iii) The Company shall also reimburse Employee (upon presentation of appropriate receipts) for expenses incurred for financial tax and estate planning services for Employee in an amount not to exceed $3,000.00 per year.

(iv) The Company will provide Employee with an automobile allowance of a sufficient amount for the employee to lease, maintain and insure an automobile appropriate, in the Company’s discretion, to Employee’s job position and duties with the Company. The Company shall reimburse employee for all reasonable operational expenses and automobile maintenance costs; provided, however, that Employee’s personal use of the automobile shall be at his own expense. Imputed income will be calculated in accordance with Internal Revenue Service requirements and payments of any income tax on the imputed income will be the responsibility of Employee.

(v) In the event of Employee’s retirement from BEI, the Company shall provide him with medical, dental and life insurance coverage as prescribed by the Systron Donner Executive Retirement Benefit Plan, as well as the executive supplement benefits described in Sections 3(d)(ii) and (iii) of this Agreement; provided, however, that the Company shall have no obligation under this paragraph if the Period of Employment is terminated for any reason under Section 4 (except Section 4(t)) or 7 hereof or employee resigns prior to normal retirement age (as defined in BEI’s Retirement Savings Plan).

(e) Expenses. The Company shall reimburse Employee for reasonable travel and other business expenses incurred by Employee in the performance of his duties hereunder in accordance with the Company’s general policies, as may be amended from time to time.

4.     Termination of Employment During Period of Employment. Each of the following methods of termination of Employee’s employment (including. any such termination within the scope of Section 7 hereof and to the extent specified herein) shall cause the Period of Employment and this Agreement to terminate. Upon termination of employment under Section 4 or Section 7 of this Agreement, and exchange for and in consideration of Employee’s execution, at the time of termination of employment, of a general release substantially in the form of Exhibit E hereto, the corresponding benefits shall accrue to Employee as follows:

     (a)  At Will Termination By Company. The Company may, at any time and upon giving 10 business days’ written notice to Employee, terminate Employee’s employment without Cause (“At Will Termination”) and thereby terminate the Period of Employment. Employee agrees that the Company may dismiss him pursuant to this Section 4(a) without regard to any general or specific policies (whether written or oral) of the Company relating to the employment or termination of its employees and without regard to any statements made by the Company (whether written or oral) pertaining to Employee’s relationship with the Company. Upon the occurrence of any such At Will Termination, the Company shall:

(i) pay to Employee a proration of the amount (prorated to the date of termination) payable under the Bonus Plan for the fiscal year in which termination occurs (which amount shall be payable in accordance with Exhibit B);

(ii) permit Employee to exercise all vested options in accordance with the terms thereof;

(iii) continue to pay Employee his then current base salary for a period of 12 months following termination;

(iv) pay to Employee an amount equal to the average of Employee’s Bonus Plan award for the three fiscal years ending on or before the date of termination. Such amount shall be paid in 24 equal installments semi-monthly over a period of 12 months following the date of termination of employment; and

(v) provide Employee (and his covered dependents) continued coverage in the Company’s group term life insurance, group medical/dental plans, and executive supplement as defined in Section 3(d) for a period of 12 months following termination.

     (b)  By Death. If Employee dies, the Company shall pay to Employee’s beneficiaries or estate, as appropriate, the salary to which he is entitled pursuant to Section 3(a) through the end of the month in which death occurs. At the end of the Company’s fiscal year in which Employee’s death occurs, the Company shall pay to Employee’s beneficiaries or estate, as appropriate, a proration of the amount (pro-rated to the date of death) payable under the Bonus Plan to which Employee would otherwise have been entitled under Section 3(b) had he continued employment through the end of such fiscal year. Employee’s beneficiaries or estate, as appropriate, shall be entitled to exercise all vested stock options granted to Employee in accordance with the terms thereof. This Section shall not affect entitlement of Employee’s estate or beneficiaries to death benefits under any benefit plan of the Company.

     (c)  By Disability. The Company may terminate Employee’s employment if Employee becomes eligible to receive benefits under the Company’s Long-Term Disability (“LTD”) Plan. Upon such termination, the Company shall pay to Employee a proration of the amount payable under the Bonus Plan (prorated through the date LTD benefits begin) to which Employee would otherwise be entitled had he continued employment through the end of the fiscal year in which such disability occurred. Employee shall be entitled to exercise all vested options granted to Employee in accordance with the terms thereof.

     (d)  By Company For Cause. The Company may terminate, without liability, Employee’s employment For Cause at any time and without notice. Upon such termination, the Company shall pay Employee the salary to which he is entitled pursuant to Section 3(a) through the end of the day upon which such termination occurs. Employee shall not be entitled to any amounts under the Bonus Plan. Stock options will be governed by the terms of the respective stock option grants. Termination shall be For Cause if:

(i) Employee willfully breaches or habitually neglects significant and material duties he is required to perform and fails to fully remedy his performance within 30 days after written notice by the Company;

(ii) Employee commits a material act of dishonesty, fraud, misrepresentation or other act of moral turpitude;

(iii) Employee exhibits habitual gross negligence in the course of performing his duties and fails to fully remedy his performance within 30 days after written notice by the Company; or

(iv) Employee willfully fails to obey a lawful direction of the Board of Directors.

     (e)  Voluntary Termination by Employee. Employee may, upon giving 10 business days’ written notice to the Company, voluntarily terminate his employment. Upon such voluntary termination of employment by Employee, the Company shall pay Employee the salary to which he is entitled pursuant to Section 3(a) hereof through the end of the 10-day notice period. Thereafter, Employee shall not be entitled to any salary, Bonus Plan amount or to any other termination benefits, other than COBRA benefits and any rights existing under outstanding stock options.

     (f)  Termination as a Result of Nonrenewable. If at any time the Company elects not to renew this Agreement beyond the next anniversary date of the Agreement, the Company shall give Employee written notice of its intent not to renew prior to the anniversary date. Employee and the Company agree that Employee shall remain employed through September 30 of the year in which notice of nonrenewable is given and that Employee shall continue to receive his salary and benefits through that date. Thereafter, the Company shall have no further obligation to Employee, other than to pay Employee the benefits set forth in Section 3(d)(v) hereof and any other benefits required by law.

5. Termination Obligations.

     (a)  Employee hereby acknowledges and agrees that all personal property and equipment furnished to or prepared by Employee in the course of or incident to his employment belongs to the Company and shall be promptly returned to the Company upon termination of Employee’s employment. “Personal property” includes, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof, and Proprietary Information (as defined below). Following termination, Employee will not retain any written or other tangible material containing any Proprietary Information.

     (b)  Upon termination of Employee’s employment, Employee shall be deemed to have resigned from all offices and directorships then held with the Company or any of its affiliates.

     (c)  Employee agrees that for a period of two years after termination of the Period of Employment, he shall not, directly or indirectly, (i) divert or attempt to divert from the Company any business of any kind in which it is engaged, including without limitation diversion through the solicitation of customers of the Company and interference with any of the Company’s suppliers or customers, (ii) employ or solicit for employment any person employed by the Company, or (iii) engage in any business activity that is or may be competitive with the Company or any affiliated company, unless such activity is performed without the use in any way of Company Proprietary Information.

6. Proprietary Information.

     (a)  Defined. “Proprietary Information” is all information and any idea in whatever form, tangible or intangible, pertaining in any manner to the business of the Company or any affiliated company, or to its clients, consultants, or business associates, unless Employee can establish that:

(i) the information is or becomes publicly known through lawful means and without any breach of confidentiality;

(ii) the information was rightfully in Employee’s possession or part of his general knowledge prior to his employment by the Company; or

(iii) the information is disclosed to Employee without confidential or proprietary restriction by a third party who rightfully possesses the information (without confidential or proprietary restriction) and did not learn of it, directly, or indirectly, from the Company or its affiliates.

     (b)  General Restriction on Use. Employee agrees to hold all Proprietary Information in strict confidence and trust for the sole benefit of the Company and not to, directly or indirectly, disclose, use, copy, publish, summarize, or remove from the premises any Proprietary Information (or remove from the premises any other property of the Company), except (i) during Employee’s employment to the extent necessary to carry out Employee’s responsibilities under this Agreement, and (ii) after termination of Employee’s employment as specifically authorized in writing by the Board of Directors.

     (c)  Nothing in these Sections 5 and 6 is intended to limit any remedy available to the Company under the California Uniform Trade Secrets Act (California Civil Code Section 3426 et seq.) or otherwise available under law, including without limitation the ability of the Company to seek injunctive and equitable relief to enforce the provisions of this Agreement.

7. Change of Control: Termination After Change of Control.

     (a)  A “Change of Control” will have occurred if, after the date of this Agreement:

(i) the Company consolidates or merges with any Person and, as a result of such consolidation or merger, the Company is not the surviving entity and less than 50% of the outstanding voting securities of the surviving or resulting entity are owned by the Company or its affiliates or subsidiaries or former shareholders of the Company;

(ii) the Company sells, exchanges or otherwise transfers more than 50% of its assets to any Person in a single transaction or series of transactions; or

(iii) any Person becomes the beneficial owner, directly or indirectly, of more than 50% of the outstanding voting securities of the Company.

     For purposes of this Section 7(a), “Person” shall mean any individual, firm, partnership, corporation, or other entity, and any other “Person” as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, and shall include any successor of such entity and all affiliates, associates, and subsidiaries of such Person other than BEI or any affiliate thereof.

     (b)  If, during the Period of Employment following a Change of Control, Employee’s employment is terminated under any of the methods of termination set forth in Section 4 hereof, the benefits corresponding to each method of termination will accrue to Employee. However, during the Period of Employment following a Change of Control only, if an At Will Termination pursuant to Section 4(a) occurs, or if Employee terminates his employment for Good Reason (as defined below) upon 10 business days’ written notice to the Company, upon Employee’s execution of a general release substantially in the form of Exhibit E hereto, the Company shall be obligated to:

(i) pay to Employee a proration of the amount (pro-rated to the date of termination) otherwise payable under the Bonus Plan following the completion of the fiscal year in which termination occurs (which amount shall be payable in accordance with Exhibit B);

(ii) permit Employee to exercise all vested options in accordance with the terms thereof;

(iii) continue to pay Employee the greater of his then current base salary or his base salary in effect immediately prior to the Change of Control, for a period of 12 months following the At Will or Good Reason termination;

(iv) pay to employee an amount equal to the average of Employee’s Bonus Plan awards for the three fiscal years ending on or before the date of termination. Such amount shall be paid in 24 equal installments semi-monthly over a period of 12 months following the At Will or Good Reason termination.

(v) continue Employee’s participation in all of the Company’s employee welfare benefit plans (as defined by Section 3(1) of the Employee Retirement Income Security Act of 1974 and any amendments thereto) and all group term life insurance plans maintained by the Company, including under any Company retirement plan, and other benefits as defined in Section 3(d) hereof, on the same terms and conditions as in effect immediately prior to the Change of Control for a period of 12 months following the At Will or Good Reason termination.

     The benefits accruing to Employee after an At Will Termination or Good Reason Termination following a Change of Control shall be exclusive of, and shall preclude any claim by Employee under, the termination benefits set forth in Section 4 hereof.

     (c)  Nothing in Section 7(b) shall prevent the Company from exercising its right under Section 4(d) to terminate Employee’s employment For Cause.

     (d)  For purposes of Section 7(b), “Good Reason” for Employee to terminate his employment shall exist if:

(i) there is a significant reduction in Employee’s authority or duties from those he possessed immediately before the Change of Control;

(ii) the Company reduces the level of Employee’s base salary, Employee’s participation in the Bonus Plan so that, in the aggregate, the value of Employee’s compensation package as a whole falls materially below the value in effect immediately before the Change of Control;

(iii) the Company eliminates or materially reduces the benefits available to Employee before the Change of Control under the Company’s employee benefit plans;

(iv) the Company requires Employee after the Change of Control to relocate the principal place at which he performs services for the Company outside the San Francisco Bay Area without mutual agreement to such relocation; or

(v) Reduces the Period of Employment as defined in Section 1 (a) hereof, except as otherwise provided for herein.

8.     Assignment. This Agreement is not assignable by either Party. However, nothing in this Agreement shall prevent the company from being merged, consolidated, or sold, and the purchaser of or successor to the Company shall be bound by the obligations of this Agreement.

9.     Notices. All notices or other required communications shall be made in writing and addressed as follows:

If to the Company:	BEI Electronics, Inc.
One Post Street, Suite 2500
San Francisco, CA 94104

If to Employee:	Dr. Asad M. Madni
[Address]

10.     Amendments. This Agreement or any term or provision hereof may be changed, waived, discharged, or terminated only by a written amendment signed by both parties.

11.     Entire Agreement. This Agreement (and the Invention And Proprietary Information Agreement previously signed by Employee) constitute the entire agreement between the parties with respect to the employment of Employee by the Company and supersedes any previous severance arrangements, except the provisions of the Amendment relating to the Shared Venture Program, which provisions shall continue in full force and effect.

12.     Severability; Survival. The provisions of this Agreement are severable and if any one or more of such provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provisions to the extent enforceable shall be binding and enforceable. The provisions of Sections 5 and 6 hereof shall survive the termination of this Agreement.

13.     Waiver. The failure of either party to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision as to the future breaches or violations thereof, nor prevent such party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties hereunder are cumulative and the waiver of any single remedy shall not constitute a waiver of such party’s rights to assert all other legal remedies available to it pursuant to this Agreement.

14.     Governing Law: Arbitration.

     (a)  The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of California. Venue for any action brought to enforce this Agreement or as a result of a dispute hereunder shall lie in San Francisco, California.

     (b)  Any controversy between Employ and the Company involving the construction or application of any of the terms, provisions or conditions of this Agreement or otherwise arising out of or related to this Agreement, shall be settled by arbitration in accordance with the then current arbitration rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The location of the arbitration shall be San Francisco, California. If Employee is located elsewhere, the arbitration would be held in the city having an office of the American Arbitration Association that is nearest to Employee’s last location of employment with the Company. The prevailing party in any such arbitration or in any legal proceeding brought to enforce this Agreement or as a result of a dispute hereunder shall be entitled to recover its reasonable attorney’s fees and all other costs of such proceedings, in addition to any other relief to which such party may be entitled only if the Arbitration finds that the party against whom such fees and costs are sought has acted unreasonably or in bad faith.

15.     Employee Acknowledgment. Employee acknowledges that he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement and has been advised to do so by the Company. Employee also acknowledges that he has read and understands this Agreement and has entered into it freely based on his own Judgment.

     IN WITNESS THEREOF, the parties have duly executed this Agreement as of the date first written above.

BEI ELECTRONICS, INC.		EMPLOYEE

By	/s/ Peter G. Paraskos	/s/ Asad M. Madni

	Peter G. Paraskos	Asad M. Madni
President and Chief Executive Officer

EXHIBIT A

1) Position:	President, BEI Sensors and Controls Group

2) Annual Salary:	$170,000

1

EXHIBIT B

INCENTIVE BONUS

     For fiscal 1993 and 1994, the specific proportion of each bonus award allocable to the achievement of each objective shall be as set forth on the Key Employee Incentive Bonus Plan attached as Appendix 1 hereto. Bonuses allocable to each objective shall be determined by multiplying the proportion allocated to each objective by the percentage of objective achieved, as determined by the Company consistent with the generally accepted accounting principles and as approved by the Company’s independent auditors. Payment of bonus amounts shall be made following final approval by such auditors of the audited financial statements for the applicable fiscal year.

2

EXHIBIT E

GENERAL RELEASE AND COVENANT NOT TO SUE

     For and in consideration of the commitments set forth in the Employment Agreement (“Employment Agreement”) dated as of October 1, 1992, Asad M. Madni (“Madni”) and BEI Electronics, Inc. (“BEI”) agree as follows:

     1.     Except for the obligations set forth in the Employment Agreement, Madni, on behalf of himself and his representatives, heirs, successors, and assigns does hereby completely release and forever discharge, BEI, its parent, subsidiary, and affiliated corporations, and its and their present and former shareholders, officers, directors, agents, employees, attorneys, successors, and assigns from all claims, rights, demands, actions, obligations, liabilities, and causes of action arising from or in any way related to his termination by BEI or its parent, subsidiary or affiliated corporations, if applicable.

     2.     Madni shall not sue or initiate against BEI or any person or corporation covered by the Release herein any compliance review, action, or preceding, or participate in same (unless required to do so by law), individually or as a member of a class, under any contract (express or implied), law, or regulation, federal, state or local, pertaining in any manner whatsoever to his termination by BEI.

     3.     It is understood and agreed that this Agreement and each and every provision thereof shall be confidential and shall not be disclosed by Madni to any person, firm, organization, or entity, of any and every type, public or private (other than to professional advisors of Madni, such as attorneys and accountants, who are subject to obligations of confidentiality), for any reason, at any time, without the prior written consent of BEI unless required by law.

     4.     Madni acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ ADEA”) and that this waiver and release is knowing and voluntary. Madni and BEI agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the effective date of this Agreement. Madni acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Madni was already entitled. Madni further acknowledges that he has been advised by this writing that (a) he should consult with an attorney prior to executing this Agreement; (b) he has at least twenty-one (21) days within which to consider this Section 4 of this Agreement; (c) he has at least seven (7) days following the execution of this Agreement by the parties to revoke this Section 4 of this Agreement; and (d) this Section 4 of this Agreement shall not be effective until the revocation period has expired.

3

     5.     Madni represents that he is not aware of any claim other than the claims that are released by this Agreement. Madni acknowledges that he has been advised by legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

     Madni being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well asunder any other statute or common law principles of similar effect.

     6.     The undersigned parties acknowledge that they have had the opportunity to be represented by counsel in the negotiation and preparation of this Agreement, that they have read the Agreement, that they are fully aware of its contents and of its legal effect, that all agreements and understandings between the parties are embodied and expressed herein, and that each party enters into this Agreement freely, without coercion, based on the party’s own judgment and not in reliance upon any representations or promises made by the other party, other than those contained herein.

     7.     This Agreement shall be construed and governed by the laws of the State of California.

Dated:

Employee

Dated:

BEI Electronics, Inc.

4